Exhibit 99.1

8 July 2013

The Shareholders and Advisors
WWS Associates, Inc.
Cincinnati, OH
USA

RE:  Letter of Intent for Acquisition

This letter outlines the basic terms of the proposed acquisition (the “Transaction”) by E-Waste Systems, Inc. (“EWSI”), or a subsidiary of EWSI, to purchase all of the business and assets and selected liabilities of WWS Associates Inc., which is trading as ‘2TRG’ (collectively the “Business”), from WWS Associates Inc., (the ‘Company’) and its shareholders (collectively, the “Sellers”).  This letter is intended to reflect our preliminary understandings only and, except as expressly provided otherwise herein, is not intended to be a binding agreement.

1. Form of Transaction.  The Transaction would be either a stock purchase or an asset purchase by EWSI of the Business, free and clear of any claims, liens or encumbrances except as it relates to certain debt of the Company.  The parties will explore and consider alternative tax-free reorganization structures.

2. Payment.  The purchase price (the “Purchase Price”) for the Business would be a.) the assumption of and/or retirement of certain debt (the ‘Debt’), not to exceed $1.5Million, and as estimated on Exhibit A to this letter, plus b.) an incentive payment to management, which shall be payable in newly issued restricted shares of EWSI’s common stock, as shown on Exhibit B.

3. Closing.  It is anticipated that the transaction will close (the “Closing”) on or before 30 days from completion of an Audit of the Company’s financial statements for the last two fiscal years by Sadler Gibb and Associates, audit firm.  The cost of the audit shall be an allowed cost to be assumed as an obligation to be retired after the transaction has been closed.  The actual date of the Closing is referred to herein as the “Closing Date.”

4. Due Diligence Investigation.  Upon the execution of this letter by Sellers, Sellers will provide, and will cause the Company to provide, to EWSI and its agents, accountants, attorneys and other advisors, full and complete access to all of the assets and liabilities of the Company and all books, records, financial statements, and other documents and materials of the Company relating to its financial condition, assets, liabilities and business, and EWSI shall deliver to Sellers its due diligence checklist with full insrructions.  EWSI shall be entitled, at its own expense, to conduct appraisals of all or any portion of the Company’s assets, and to conduct environmental and occupational safety inspections.  The execution of the definitive Purchase Agreement described below and the closing of the Transaction are subject to a complete legal and financial review of the assets, liabilities and business of the Company including a physical inventory conducted by the Company and reviewed by EWSI, which verifies the information supplied by Sellers and the Company to EWSI, including historical and projected financial information, and which, in EWSI’s judgment, confirms that there has not occurred, and there is no condition or fact which is likely to or may result in, any material adverse change in the financial condition, property, business, results of operations or prospects of the Company.  The preliminary due diligence checklist of required financial  information is attached to this letter of intent.

5. Definitive Agreement.  EWSI’s counsel will prepare a definitive purchase agreement (the “Purchase Agreement”) consistent with this letter and containing representations, warranties, agreements, conditions, indemnities, escrows, non-competes and guaranties normally associated with this kind of transaction; together with associated documents necessary to complete the transaction, including employment agreements for management and other key individuals to be identified by EWSI.

OTCQB:  EWSI <101 First St #493, Los Altos, CA  94022< www.ewastesystems.com < 145-157 St John St, London EC1V 4LB

6. Conditions.   Consummation of the Transaction will be subject to a number of conditions, including but not necessarily limited to the following:

(a) The Sellers obtaining and delivering written consent from the Debt holders to the proposed transaction;

(b) Preparation and execution of the definitive Purchase Agreement and related documents prepared by EWSI’s counsel, in form and substance satisfactory to EWSI;

(c) Satisfactory completion of EWSI’s due diligence investigation of the legal and financial aspects of the Company’s assets, liabilities and business, which the parties expect will be completed within 45 days of the date of this letter of intent;

(d) Delivery to EWSI of financial statements for the most recent two fiscal years audited by a PCAOB qualified audit firm, and the delivery of quarterly financials for the most recent periods prior to Closing;

(e) Absence of any pending or threatened litigation which, if adversely determined, would have a material adverse effect on the assets, business or prospects of the Company or the Transaction; and

(f) Absence of any material adverse change, or any condition or fact, which is likely to or may result in any material adverse change, in the assets, business or prospects of the Company

(g) Approval by the board of directors of EWSI.

7. Expenses.  Whether or not the Transaction is consummated, each party shall pay all fees and expenses incurred by it, including the fees of its respective brokers, attorneys, accountants, investment bankers and other experts incident to the negotiation and preparation of this letter and the consummation of the Transaction (“Expenses”).

8. Publicity.  The parties agree that they will hold negotiations on all matters in connection herewith in strict confidence.  However, the parties understand that EWSI is a publicly traded company and that the execution of this Letter of Intent may be considered a disclosable event by EWSI’s counsel, and that it may be necessary to release public statements accordingly. The parties agree therefore, that, except to the extent required by law, they will not disclose, and they will not permit any of their affiliates, directors, officers, employees, representatives or agents to disclose, whether to employees, customers, suppliers or otherwise, any information pertaining to the existence of this letter or the subject matter hereof, without first informing with the intent to secure the consent of the other parties hereto as to manner, form and content.

9. No Shop.  In consideration of the substantial expenditures of time, effort, and expense to be undertaken by EWSI in the preparation and negotiation of the Purchase Agreement and the various investigations referred to in Paragraph 4 above, Sellers agree that until the earlier to occur of the execution of the Purchase Agreement or 90 days from the date of execution of this letter of intent, Sellers and the Company: (a) shall not, and Sellers shall cause the Company to not, directly or indirectly, solicit, entertain or encourage inquiries or proposals or enter into any agreement or negotiate with any other person or entity with respect to the Shares or the Company’s business or assets; and (b) shall cause the Company to conduct its business in the ordinary course and keep intact its business organization and use commercially reasonable efforts, consistent with past practices of the Company, to maintain the goodwill of its customers, suppliers and others with whom it has business relations.  This provision shall be null and void if EWSI fails to deliver, and Sellers fail to consent to (upon reasonable review), an executable Term Sheet for the financing of this transaction within 10 business days of confirmed receipt of at least all the financial due diligence requested by EWSI.

OTCQB:  EWSI <101 First St #493, Los Altos, CA  94022< www.ewastesystems.com < 145-157 St John St, London EC1V 4LB

10. Letter of Intent.  This letter is intended to be, and shall be construed only as, a letter of intent and, except as provided in this Paragraph 10, is not and shall not be a binding agreement.  The respective rights and obligations of the parties remain to be defined in the definitive Purchase Agreement.  Notwithstanding the foregoing, however, the obligations of EWSI and Sellers under Paragraphs 4, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 hereof will be binding upon EWSI and Sellers when this letter has been executed and delivered by Sellers to EWSI. Paragraphs 7 (with respect to audit costs), 11, 12, 13, 16 and 17 will survive the expiration or termination of this letter.

11. Non-Solicitation of Employees. EWSI agrees that during the period that EWSI and the Sellers are negotiating the Transaction and for a period of 12 months after the date that either EWSI or the Sellers gives the other notice it is ceasing negotiations, EWSI will not, directly or indirectly, (a) solicit, induce or initiate discussions regarding employment with an employee of the Company, or assist any third party in respect to any of the foregoing, or (b) engage in any practice the purpose of which is to evade the provisions of this Paragraph.

12. Non-Solicitation of Customers. EWSI agrees that during the period EWSI and the Sellers are negotiating the Transaction and for a period of 12 months after the date that either EWSI or the Sellers gives the other notice it is ceasing negotiations, EWSI will not, directly or indirectly, (a) solicit, contact, sell to or otherwise solicit business of the type done by the Company from any of the Company's active customers (i.e., any customers who are contracted for or received services from the Company within 12 months prior to the date of this letter, and who are not also customers of EWSI) or (b) engage in any practice, the purpose of which is to evade the provisions of this Paragraph.

13. Restrictions Reasonable; Equitable Relief. EWSI acknowledges and agrees that the duration, geographic scope and activity restrictions in Paragraphs 11 and 12 are reasonable and necessary to protect the legitimate business interests of the Company and the Sellers. EWSI agrees that each of the covenants contained in Paragraphs 11 and 12 shall be construed as independent of any other covenant or agreement. EWSI agrees that in the event of any breach or threatened breach of Paragraphs 11 or 12, or any provision thereof, the Company and each Seller, in addition to any other remedies it or he may have at law or in equity, shall be entitled to equitable relief, including injunctive relief and specific performance.

14. Termination.  The proposal represented by this letter shall be null and void unless EWSI has received this letter, executed by each Seller, not later than 5:00 P.M., Pacific Time, seven days from today’s date.

15. Counterparts.  This letter may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one letter.

16. Governing Law; Jurisdiction.  This letter will be governed by and construed in accordance with the laws of Ohio without regard to conflict of law principles.

17. Severability.  If any provision of this letter is deemed invalid or unenforceable, such provision will be deemed limited by construction in scope and effect to the minimum extent necessary to render it valid and enforceable and, in the event no such limiting construction is possible, the invalid or unenforceable provision will be deemed severed from this letter without affecting the validity of any other term or provision.

[SIGNATURE PAGE TO FOLLOW]

*  *  *  *  *

OTCQB:  EWSI <101 First St #493, Los Altos, CA  94022< www.ewastesystems.com < 145-157 St John St, London EC1V 4LB

If the foregoing correctly sets forth your intent, kindly signify by executing and returning the enclosed copy of this letter.  I look forward to your prompt response.

Sincerely,

E-Waste Systems, Inc.

By:  /s/  Martin Nielson
       Martin Nielson, Chief Executive Officer

The foregoing letter correctly sets forth our intent.

Dated:

THE SHAREHOLDERS

By: _________________________________	By: _________________________________
Print Name: _________________________________ Title: _________________________________	Print Name: _________________________________ Title: _________________________________

Attachments:

Exhibit A:                      Preliminary List of Assets and Liabilities
Exhibit B:                      Purchase Price Bonus
Exhibit B:                      Last 2 years Financial Statements
Exhibit C:                      Forecast 12 Months Financial Statements
Exhibit D:                      Preliminary Financial Due Diligence Checklist

OTCQB:  EWSI <101 First St #493, Los Altos, CA  94022< www.ewastesystems.com < 145-157 St John St, London EC1V 4LB

Exhibit A

Schedule of Acquired Assets and Liabilities
[To Be Completed with Sellers]

Assets

The assets of the Business to be acquired are generally as follows and will be detailed further in the definitive agreement between the Parties

1.	Trading Names: All trading names, website addresses, and abbreviations
2.	Credentials: All certifications under ISO, R2/RIOS, eStewards, etc.
3.	Capital Equipment: All equipment used to operate the business
4.	[list to be completed]
5.

Debt

The amount of Debt on the Closing Balance Sheet used as the basis of the Purchase Price (defined as any long-term debt (including the current portion, if any, shall be substantially in keeping with the following, which was provided by Sellers)):

			Cash	Assumed
Creditor	Amount Due	Discount	Closing	by Buyer	Comments

5/3 Bank -- Revolver	385,000	(19,250)	365,750		5% discount
5/3 Bank	138,733		138,733		5% discount
5/3 Bank	226,002		226,002		5% discount
Daimler Chrysler Fin. Svc.	30,559			30,559
City of Geneva, NY	98,311			98,311	Includes balance in A/P
TVF	19,058			19,058	Includes balance in A/P
Wells Fargo	76,478			76,478
5/3 Business Quicklease	124,596		124,596		5% discount
Overdue Rent	148,629	(73,629)	-	75,000	estimate; no discussions w/ landlord yet 25K in landlord deposits not included
Critical Payables	213,711	-	126,415	87,296	some A/P's could be paid over time
Silverstone	50,000	-	50,000
TOTAL	1,511,077	(92,879)	1,031,496	386,702

Total Cash at Closing	1,031,496
Debt Assumed	386,702
Total Purchase Price	1,418,198

OTCQB:  EWSI <101 First St #493, Los Altos, CA  94022< www.ewastesystems.com < 145-157 St John St, London EC1V 4LB

A - 1

Exhibit B

Purchase Price Bonus

The Purchase Price shall increase if the auditor prepared EBITDA for the twelve months following Closing is at least 10% higher than for the twelve months prior to Closing.  Payment will be made within 30 days after final determination of EBITDA for such period.  The payment will be one point five times (1.5x) the increase in EBITDA.  EBITDA will be determined consistent with past practices of the Company and any transaction expenses and other expenses not normally incurred by the Company as a stand-alone, privately held company will be added back when determining EBITDA for the period, so long as they are in accordance with US GAAP and determined by the PCAOB auditors.  This bonus shall not exceed 50% of original Purchase Price.

OTCQB:  EWSI <101 First St #493, Los Altos, CA  94022< www.ewastesystems.com < 145-157 St John St, London EC1V 4LB

B - 1

Exhibit B:
Last 2 years Financial Statements

[To be supplied by Sellers]

OTCQB:  EWSI <101 First St #493, Los Altos, CA  94022< www.ewastesystems.com < 145-157 St John St, London EC1V 4LB

B - 2

Exhibit C:
Forecast 12 Months Financial Statements

[To be supplied by Sellers]

OTCQB:  EWSI <101 First St #493, Los Altos, CA  94022< www.ewastesystems.com < 145-157 St John St, London EC1V 4LB

C - 1